Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the prospectus constituting a part of this Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-262614) of our report dated March 31, 2021, relating to the financial statements of Titan Pharmaceuticals, Inc. for the year ended December 31, 2020, which appears in its Annual Report on Form 10-K for the year ended December 31, 2021. Our report contains an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ OUM & CO. LLP

San Francisco, California

March 28, 2022